Exhibit 99.2
                           THE QUIZNO'S CORPORATION

                  AMENDED AND RESTATED STOCK OPTION PLAN FOR
                      NON-EMPLOYEE DIRECTORS AND ADVISORS

                     (As Amended Through February 6, 1997)


The purposes of The Quizno's Corporation's Amended and Restated Stock Option Plan for Non-Employee Directors and Advisors (the "Plan") are to (i) enable The Quizno's Corporation (the "Company") to attract and retain qualified non-employee directors and advisors who will serve and advise the Company regarding the establishment and satisfaction of long-term, strategic objectives, (ii) furnish an incentive to non-employee directors and advisors of the Company by making ownership in the Company available to them and (iii) amend and restate the Company's original Non-Employee Director Stock Option Plan, adopted by the Board on the November 30, 1993 and approved by the stockholders on December 20, 1993, under which no options were granted. Options granted under the Plan do not qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE I
                                  Definitions

For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the following meanings:

"Advisors" shall mean any person or persons appointed or designated by resolution of the Board as an advisor to the Company or the Board.

"Board"  shall  mean  the  Board  of  Directors  of  the  Company.

"Closing  Price,"  see  definition  in  "Fair  Market  Value."

"Committee" shall mean the Compensation Committee of the Board, or such other Committee of the Board as the Board shall designate from time to time, which other Committee shall consist of three or more directors appointed by the Board from time to time.

"Company"  shall  mean  The  Quizno's  Corporation.

"Eligible Participant" shall mean any Advisor or member of the Board who, on the date of the Committee's decision to grant, or the date of the granting of, an Option hereunder, is not an officer or an employee of the Company.

"Option" shall mean a right to purchase Shares granted pursuant to the Plan and evidenced by an option certificate or stock option agreement in such form as the Committee may adopt for general use from time to time.

"Optionee" shall mean an Eligible Participant to whom an Option is granted pursuant to this Plan.

"Plan" shall mean The Quizno's Corporation Stock Option Plan for Non-Employee Directors and Advisors.

"Shares"  shall  mean  shares  of the Company's common stock, par value $.001.

"Fair Market Value" of the Shares shall mean the average of the daily Closing Price, as defined below, per Share for the ten (10) consecutive trading days commencing fifteen (15) trading days before such date. For purposes hereof, "Closing Price" shall mean, with respect to each share of the Company's common stock for any day, (a) the last reported sale price or, in case no such sale takes place on such day, the average of the closing bid and asking price, in either case as reported on the principal national securities exchange on which the Shares are listed or admitted for trading or, (b) if the Shares are not listed or admitted for trading on national securities exchange, the last reported sale price, or in the case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Shares, in either case as reported on the Automatic Quotation System of NASDAQ or a similar service if NASDAQ is no longer reporting such information. If no such market exists for the Shares, and no such market has existed for the Shares for ninety (90) days or more, the Board shall make a good faith determination of the Fair Market Value.

                                  ARTICLE II

                          Shares Subject to the Plan

The aggregate number of Shares which may be delivered upon exercise of Options granted under the Plan shall not exceed 140,000, subject to appropriate adjustment in the event the number of issued Shares shall be increased or reduced by a change in par value, combination, split-up, merger, reclassification, distribution of a dividend payable in stock, or the like. Shares covered by Options which have lapsed or expired may, in the

Board's  discretion,  again  be  made  subject to grants pursuant to the Plan.

                                  ARTICLE III

                                 Option Grants

3.1          Grant of Options.  During the term of this Plan, all Advisors and
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directors  shall  automatically  be granted an Option to purchase 4,000 Shares
(pro-rated on a quarterly basis for service before an Advisor's or director's initial January 1 and subject to appropriate adjustment in the event the number of issued Shares shall be increased or reduced by a change in par value, combination, split-up, merger, reclassification, distribution of a dividend payable in stock, or the like) on (i) the date of their initial appointment or designation by the Board as an Advisor or their initial election to the Board, as the case may be, and (ii) every January 1 subsequent to that appointment, designation or election; provided, however, that such Advisor or director continues to hold such position of Advisor or director on such January 1. An Advisor or director may waive their right to the automatic grant of an Option as provided herein by notifying the Company in writing at least ten (10) business days prior to the grant date.

3.2       Stock Option Agreement.  Each Option shall be evidenced by a written
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instrument,  in  such  form  as the Committee shall from time to time approve, which shall state the terms and conditions of the Option in accordance with the Plan and also shall contain such additional provisions as may be necessary or appropriate under applicable laws, regulations and rules.

                                  ARTICLE IV

                               Terms of Options

4.1          Exercise Price.  The Option exercise price per Share shall be one
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hundred  percent (100%) of the "Closing Price," as defined in Article I above, of  a  Share  on  the  date  the  Option  is  granted.

4.2        Transfer--Restrictions.  All Options shall be exercisable during an
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Optionee's  lifetime only by such optionee.  Options shall not be transferable other than by will or the laws of descent and distribution. No Option shall be subject, in whole or in part, to attachment, execution or levy of any kind.

4.3         Vesting.  All Options granted shall vest and be exercisable on the
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grant  date.

4.4        Expiration.  All Options shall expire ten (10) years from the grant
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date  or,  if an Optionee ceases to be a director or an Advisor of the Company for any reason, all Options held by such optionee shall terminate upon the earlier of (i) three years after the date on which he or she ceased to be a director or an Advisor, as the case may be, or (ii) ten (10) years from the date of grant.

4.5          No  Rights  as Stockholder.  No Optionee shall have any rights to
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dividends  or  other  rights  of  a  stockholder  of  the Company prior to the purchase  of  such  Shares  upon  the  exercise  of  the  Option.

                                   ARTICLE V

                              Delivery of Shares

No Shares will be delivered upon exercise of an Option until the exercise price of the option is paid in full (i) in cash, (ii) by the delivery to the Company of Shares with a Fair Market Value equal to the exercise price of the Option, (iii) by delivery of a combination of (i) and (ii) with an aggregate Fair Market Value equal to the exercise price or (iv) by delivery of an Option or Options to purchase Shares with a net aggregate value (i.e., the aggregate value of all Shares subject to the exercised options less the aggregate exercise price of such Options) equal to the exercise price.

Share certificates issued to Optionees upon exercise of Options may, at the sole discretion of the Committee, be issued subject to, and bear language limiting their transfer otherwise than in accordance with, the Plan and applicable state and federal law, including the then existing regulations under Section 16(b) of the Securities and Exchange Act of 1934, as amended.

                                  ARTICLE VI

                            Continuation of Service

Neither this Plan nor the grant of any Option hereunder shall confer upon any Optionee the right to continue as a director or Advisor of the Company or obligate the Company to nominate any Optionee for election as a director or appointment or designation an as Advisor at any time.

                                  ARTICLE VII

                           Fundamental Transactions

7.1        Merger, Consolidation or Change of Control.  In connection with any
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merger,  consolidation, change in control or similar reorganization, excluding an initial public offering ("Reorganization"), the Committee may in its discretion:

(a) Negotiate a binding agreement whereby any acquiring or successor corporation will assume each Option then outstanding or substitute an equivalent option meeting the requirements of Section 424(a) of the Code for each Option outstanding;

(b)          Accelerate  any  applicable  vesting  provisions;  or

(c) Authorize cash payments to Optionees equal to the difference between the aggregate Exercise Price of each Option then outstanding irrespective of the Option's current exercisability and the Fair Market Value of the Shares covered by such Option. Any cash payment which the Company may be required to make pursuant to such Committee authorization shall be made within sixty (60) days following such authorization and fully discharge any and all obligations the Company may have in connection with the Options. Notwithstanding the forgoing, the Committee shall have no obligation to take any action with respect to any Option in connection with a Reorganization.

7.2        Initial Public Offering.  Notwithstanding the registration with the
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Securities  and  Exchange  Commission of any Shares pursuant to a plan for the initial public offering of the Company's common stock, the applicable vesting schedule shall continue to apply to all Options. Upon the registration of any of the Company's common stock, the optionee must comply with all applicable federal and state securities laws which apply to such Optionees and any stock received upon exercise of any options.

                                 ARTICLE VIII

                              Plan Administration

8.1        Administration by Committee.  The Plan shall be administered by the
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Committee.  The Committee shall be empowered, subject to the provisions of the
Plan and to any other directives issued by the Board, to prescribe, amend and rescind rules and regulations of general application relating to the operation of the Plan and to make all other determinations necessary or desirable for
its  proper  administration.    Decisions  of  the  Committee  shall be final,
conclusive and binding upon all parties, including the Company, the stockholders and the Eligible Participants.

8.2     Indemnification.  Neither the Company, any subsidiary thereof, nor any
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director or officer thereof, nor the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith. The Committee and each of its members shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including reasonable attorneys, fees and costs) arising therefrom to the full extent permitted by law and under any directors and officers liability insurance coverage which may be in effect from time to time.

                                  ARTICLE IX

                         Amendment and Discontinuance

The Board is authorized to make such changes in the Plan as it, in its sole discretion, deems necessary. The Board may at any time suspend or discontinue the Plan. No action of the Board or of the stockholders, however, shall alter or impair any Option therefore granted under the Plan except as herein provided.

                                   ARTICLE X

                                  Adjustments

In the event of a stock dividend, stock split or other subdivision, consolidation, reorganization or similar change in the outstanding shares of Common Stock or capital structure of the Company (collectively, a "Stock Adjustment"), the following shall occur under the Plan: (i) the number of shares of Common Stock reserved or otherwise available under Article II for Options, and subject to outstanding Options, shall be adjusted proportionately (and automatically reduced by any fraction resulting from such adjustment); and (ii) the Exercise Price per share of outstanding Options shall be adjusted so that the aggregate Exercise Price payable pursuant to each outstanding Option after the Stock Adjustment shall equal the aggregate amount so payable prior to the Stock Adjustment. In the event of any dispute concerning such adjustment, the decision of the Committee shall be conclusive. if a Stock Adjustment is made, the Committee shall notify all Optionees of such adjustment within thirty (30) days of making such an adjustment, which notification shall state the adjusted number of shares of Common Stock for which a particular Option is exercisable.

                                  ARTICLE XI

                                 Miscellaneous

10.1       No Obligation or Entitlement.  It is expressly understood that this
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Plan  grants  powers to the Committee but does not require their exercise; nor shall any person, by reason of the adoption of this Plan, be deemed to be entitled to the grant of any Option; nor shall any rights be deemed to accrue under the Plan except as Options may actually be granted hereunder.

10.2     Other Grants.  The adoption of this Plan shall not preclude the Board
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from  granting options to purchase Shares to any person in connection with his or  her  service on the Board without reference to, and outside of, this Plan.

10.3          Expenses.    All  expenses  of  the  Plan, including the cost of
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maintaining  records,  shall  be  borne  by  the  Company.
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

                                  ARTICLE XII

                            Plan Adoption and Term

This Plan shall become effective upon the (i) adoption by the Board and (ii) approval by the Company's stockholders at an Annual Meeting of Stockholders. This Plan shall continue in effect for ten years from the date of its initial approval by the Company's stockholders. No Option may be granted hereunder after such ten-year period, but Options granted within such ten-year period may extend beyond the termination date of the Plan.